EXHIBIT 23.9

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of HFS Incorporated (the "Company") on Form S-8 of our report dated March 11, 1994, related to the consolidated statements of operations, stockholders' equity and cash flows for the three months ended December 31, 1993 and the consolidated statements of operations and cash flows for the nine months ended September 30, 1993 of Coldwell Banker Corporation and Subsidiaries included in the Company's Current Report on Form 8-K dated May 8, 1996.



s/DELOITTE & TOUCHE LLP

Costa Mesa, California
June 21, 1996